UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 5, 2008, CombinatoRx, Incorporated (the "Company") prepaid its existing secured credit facility with General Electric Capital Corporation ("GECC") for approximately $4.7 million, which included approximately $196,000 in prepayment expenses. In connection with the prepayment, the parties agreed to terminate the Master Security Agreement dated as of July 20, 2004 between the Company and GECC, as amended, restated or supplemented as well as other related debt documents (collectively the "Credit Documents").

Under the Credit Documents, the Company borrowed funds from GECC from time to time which were repayable over 48 months in the case of loans secured by laboratory and scientific equipment, 36 months in the case of loans secured by other equipment and 24 months in the case of loans secured by software. Borrowings were secured by liens on substantially all of the Company's tangible assets, and all such liens have been released in connection with the termination of the Credit Documents. In connection with the Credit Documents, GECC received warrants to purchase 8,892 shares of the Company's common stock with an exercise price of $6.75 per share and 471 shares of the Company's common stock with an exercise price of $6.75 per share. These warrants remain issued and outstanding after the termination of the Credit Documents.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Robert Forrester
Name: Robert Forrester
Title: Executive Vice President and
Chief Financial Officer
Dated: December 11, 2008